Exhibit 3.1

AMENDED AND RESTATED

ARTICLES OF INCORPORATION

OF

MERCANTIL BANK HOLDING CORPORATION

Pursuant to Sections 607.1003 and 607.1007 of the Florida Business Corporation Act, Mercantil Bank Holding Corporation, a Florida corporation (the “Corporation”), hereby certifies that:

FIRST: The Corporation is named “Mercantil Bank Holding Corporation” and was originally incorporated under the name “Mountain Corporation” in the State of Florida on June 27, 1985.

SECOND: These Amended and Restated Articles of Incorporation (as may be amended, these “Articles”) amend, restate and supersede in their entirety any and all prior Articles of Incorporation, as amended, including any Articles of Amendment, filed with the State of Florida from the date of the Corporation’s original incorporation through the date hereof.

THIRD: These Articles contain amendments requiring shareholder approval, and were unanimously approved on January 23, 2018 by the Corporation’s shareholders by a number of votes cast for the amendment sufficient for such approval.

ARTICLE I

NAME

The name of this Corporation is “Mercantil Bank Holding Corporation”.

ARTICLE II

PURPOSE

The objects, purposes, and powers for which the Corporation is organized are as follows:

(1)

to purchase or otherwise acquire, to own and to hold the stock of banks and other corporations, and to do every act and thing covered generally by the denominations “holding corporation”, “bank holding company”, and “financial holding company”, and especially to direct the operations of other entities through the ownership of stock or other interests therein;

(2)

to purchase, subscribe for, acquire, own, hold, sell, exchange, assign, transfer, mortgage, pledge, hypothecate or otherwise transfer or dispose of stock, scrip, warrants, rights, bonds, securities or evidences of indebtedness issued or guaranteed by any other corporations, partnerships, limited liability companies, or trusts, or any bonds or evidences of indebtedness of the United States or any other country or jurisdiction, or any state, district, territory, dependency or county or subdivision or municipality thereof, and to issue and exchange therefor cash, capital stock, bonds, notes or other securities, evidences of indebtedness or obligations of the Corporation and while the owner thereof to exercise all rights, powers and privileges of ownership, including the right to vote on any shares of stock, voting trust certificates or other instruments so owned; and

(3)

to transact any business, to engage in any lawful act or activity and to exercise all powers permitted to corporations by the Florida Business Corporation Act, as the same exists or may hereafter be amended (the “FBCA”).

The enumeration herein of the objects, purposes, and powers of the Corporation shall not be deemed to exclude or in any way limit by inference any powers, objects or purposes that the Corporation is empowered to exercise, whether expressly, by purpose or by any of the laws of the State of Florida or any reasonable construction of such laws.

ARTICLE III

SHARES

3.1 General. The total number of shares (“Shares”) of all classes of capital stock that the Corporation shall have the authority to issue is 550,000,000, consisting of the following classes:

(1)

500,000,000 shares of common stock, $.10 par value per share (“Common Stock”), divided into 400,000,000 shares of Class A Common Stock (“Class A Common Shares”) and 100,000,000 shares of Class B Common Stock (“Class B Common Shares”); and

(2)	50,000,000 shares of preferred stock, $.10 par value per share (“Preferred Stock”).

3.2 Common Stock.

(a) Class A Common Shares and Class B Common Shares shall be identical in all respects other than voting rights and as set forth in Section 3.4 with respect to dividends. Class B Common Shares shall not be convertible into Class A Common Shares or vice versa.

(b) Class A Common Shares shall be entitled to one vote per share on all matters.

(c) Holders of Class B Common Shares shall be entitled to one-tenth of a vote per Class B Common Share, voting (i) together with the Class A Common Shares as a single voting group on proposals to appoint the Corporation’s independent auditors, if the Corporation seeks such a vote, (ii) as required by the FBCA, and (iii) as a single voting group in the event of:

(1)

any amendment, alteration or repeal of any provision of these Articles (including, unless no vote on such merger, consolidation or other transaction is required by clause (2) of this Section 3.2(c), any amendment, alteration or repeal by means of a merger, consolidation or otherwise) that would significantly and adversely affect the rights or voting powers of Class B Common Shares; or

(2)

a “Reorganization Event,” which shall include, without limitation, a binding statutory share exchange or reclassification involving the Class B Common Shares or a merger or consolidation of the Corporation with another corporation or other entity, unless in each case (i) the Class B Common Shares remain outstanding or, in the case of any such merger, consolidation or statutory share exchange with respect to which the Corporation is not the surviving or resulting entity, are converted into or exchanged for common stock of the surviving or resulting entity or its ultimate parent, and (ii) such resulting shares remaining outstanding have such rights, preferences, privileges and voting powers, and limitations and restrictions thereof, taken as a whole, as are not materially less favorable to the holders thereof than the rights, preferences, privileges and voting powers, and limitations and restrictions thereof, of shares of Class B Common Shares immediately prior to consummation of such transaction, taken as a whole.

(d) Nothing in these Articles shall require a vote on the appointment or ratification of the appointment of independent auditors.

3.3 Preferred Stock. The Board of Directors is hereby expressly authorized to provide for, out of the authorized but unissued shares of Preferred Stock, one or more series of Preferred Stock and, with respect to each such series, to fix the number of shares constituting such series and the designation of such series, the voting powers, if any, of the shares of such series, and the preferences and relative, participating, optional or other special rights, if any, and any qualifications, limitations or restrictions thereof, of the shares of such series. The powers, preferences and relative, participating, optional and other special rights of each series of Preferred Stock, and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series at any time outstanding.

3.4 Dividends. Dividends upon all classes and series of shares shall be payable only when, as and if declared by the Board of Directors from funds lawfully available therefor, which funds shall include, without limitation, the Corporation’s capital surplus. Dividends upon any class or series of Corporation shares may be paid in cash, property, or shares of any class or series or other securities or evidences of indebtedness of the Corporation or any other issuer, as may be determined by resolution or resolutions of the Board of Directors, except that under no circumstances shall shares of Class B Common Stock be entitled to receive dividends or distributions payable in shares of Class A Common Stock.

ARTICLE IV

BOARD OF DIRECTORS

The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors, each of whose members shall have the qualifications, if any, set forth in the Bylaws, and who need not be residents of the State of Florida. The number of directors of the Corporation (exclusive of directors to be elected by the holders of any one or more series of Preferred Stock, if any, voting as a separate voting group or groups) that shall constitute the Board of Directors shall be determined from time to time by resolution adopted by the affirmative vote of the Board of Directors, but in no event shall be fewer than 5 nor more than 15.

ARTICLE V

SPECIAL PROVISIONS

5.1 Bylaws. Subject always to such bylaws as may be adopted from time to time by the Corporation’s shareholders, the Board of Directors is expressly authorized to adopt, alter, amend and repeal the bylaws of the Corporation, but any bylaw adopted by the Board of Directors may be altered, amended or repealed by the shareholders. The bylaws or any particular bylaw may fix a greater quorum or voting requirement for shareholders (or voting groups of shareholders) than is required by the FBCA.

5.2 Special Meetings of Shareholders. A special meeting of the Corporation’s shareholders shall be held (a) on call of the Board of Directors or the person or persons authorized to do so by the bylaws, or (b) if the holders of not less than 25% of all the votes entitled to be cast on any issue proposed to be considered at the proposed special meeting sign, date and deliver to the Corporation’s Secretary one or more written demands for the meeting describing the purpose or purposes for which it is to be held. Notwithstanding the foregoing, whenever holders of one or more series of Preferred Stock shall have the right, voting separately as a class or series, to elect directors, such holders may call, pursuant to the terms of the resolution or resolutions adopted by the Board of Directors pursuant to Article III, special meetings of holders of such series of Preferred Stock.

5.3 Shareholder Action Without a Meeting. Any action required or permitted to be taken by the holders of Common Stock must be effected at a duly called annual or special meeting of the Corporation’s shareholders and may not be effected by any consent in writing. Whenever the vote of holders of shares of any class or series other than Common Stock is required or permitted by the FBCA or these Articles, the meeting and vote of such shareholders may be dispensed with if such action is taken with the written consent of such holders representing not less than a majority of the voting power of all the capital stock of such class or series entitled to vote upon such action if a meeting were held; provided that in no case shall the written consent be by such holders having less than the minimum percentage of the vote required by the FBCA or these Articles, and further provided that prompt notice is given in writing to all such shareholders entitled to vote thereon of the taking of corporate action without a meeting and by less than unanimous written consent.

5.4 Indemnification. The Corporation shall indemnify, advance expenses, and hold harmless, to the fullest extent permitted by the FBCA and other applicable law as it presently exists or may hereafter be amended, any person (a “Covered Person”) who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative, or investigative, and whether formal or informal, by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee, or agent of another corporation or of a partnership, limited liability company, joint venture, trust, enterprise, or nonprofit entity, including service with respect to employee benefit plans, against all liability, damages, and loss suffered and expenses (including attorneys’ fees) actually and reasonably incurred by such Covered Person. Any amendment, repeal, or modification of this Section 5.4 shall not adversely affect any right or protection hereunder of any person in respect of any act or omission occurring prior to the time of such repeal or modification.

ARTICLE VI

AMENDMENT OF ARTICLES OF INCORPORATION

The Corporation reserves the right to amend, alter, change or repeal any provision contained in these Articles of Incorporation, in the manner now or hereafter prescribed by the FBCA or these Articles, and all rights conferred upon the Corporation’s shareholders herein are granted subject to this reservation.

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IN WITNESS WHEREOF, Mercantil Bank Holding Corporation has caused these Amended and Restated Articles of Incorporation to be signed by the undersigned officer on February 5th, 2018.

MERCANTIL BANK HOLDING CORPORATION

By:	/s/ Ivan E. Trujillo
Name:	Ivan E. Trujillo
Title:	Corporate Secretary